Exhibit 10.1

Termination Agreement with Global Medical, LLC.



              Proposed Structure to End September 16, 2005:

1. Back-end services  $12,000 Beginning July 15,2005 till
                      September 16, 2005, payable monthly

2. Jorge Gonzalez     $8,000 Beginning July 15, 2005 till
                      September 16, 2005, payable monthly

                Total $20,000 Beginning July 15, 2005 till September
                      16, 2005, payable monthly with first payment due upon execution of this agreement.

3. Over-ride on
   all institutional
   revenue 13% for July, August, and September, through September 16, 2005.

4. Arlis and Jeff     Pass through costs to Ivivi - Global will be paid on
                      the actual overall costs of the employees as of July
                      1, 2005 till the date that Ivivi takes over the payments/salary expense in its entirety from Global.
                      Ivivi may determine at anytime that the services provided by the Employees will not be required and that Ivivi will not be responsible for any additional payments beyond such point. Ivivi will not be responsible for any accrued vacation time nor will Ivivi be responsible for any commission payments and/or bonus payments due or any other expenses.

5. Managed Care       45% commission on Global Medical Contract Obtainment -
                      These contracts will be direct between Global Medical and the managed care company. Patients would be serviced via Global direct on a local/regional basis.
                      Global Medical will have the right to sign a contract directly with a Managed Care Company until September
                      30, 2005, or such longer period as mutually agreeable.
                      This agreement will be valid for a period of 3 years for any accounts that Global is responsible for obtaining and for which Global services.

6. At the conclusion of this Agreement it is the understanding of both Ivivi Technologies, Inc. and Global Medical L.L.C. that there will be no additional obligations between the two companies as well as no additional obligations between Ivivi Technologies, Inc. and Yoav Gershoni except for the obligation of Ivivi Technologies to grant Yoav Gershoni one thousand (1,000) fully vested options to purchase one thousand (1,000) shares in Ivivi Technologies stock at an exercise price of $10 per share, subject to any Lock-Up Agreement and such other documents and agreements as required of other grantees of options by Ivivi and/or as deemed necessary and advisable by Ivivi's board of directors, legal counsel, financial auditors and underwriters who will be guided by applicable SEC guidelines and accounting rules and exercisable subsequent to Ivivi Technologies going public. It is agreed, however, that Global Medical L.L.C. may continue to operate as a distributor for Ivivi Technologies, Inc. as such understanding may be amended from time to time.

By:   /s/Yoav Gershoni               By:   /s/ Edward Hammel
         Global Medical, LLC                   Ivivi Technologies, Inc.
Dated:   7/22/05                     Dated:    7/22/05